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                               AMENDMENT NO. 1 TO
                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

         This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND
REORGANIZATION (the "Amendment") is dated and effective as of the 12th day of June, 2000, by and among InterNAP Network Services Corporation ("Parent"), Cowboy Acquisition Corp. ("Merger Sub") and CO Space, Inc. (the "Company").

         WHEREAS, the Company has entered into an Agreement and Plan of Merger and Reorganization, dated May 26, 2000, with Parent and Merger Sub (the "Agreement");

         WHEREAS, the Company, Parent and Merger Sub desire to amend the Agreement pursuant to Section 5.7 and Section 10.13 of the Agreement; and

         WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

         NOW THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the parties agree as follows:

1. Sections 1.5(a) and 1.5(b) of the Agreement are hereby deleted in their entirety and replaced by the following provisions:

         "1.5     Merger Consideration; Conversion of Shares.

                  (a) Subject to Sections 1.8(c) and 1.9, the consideration payable in the Merger to holders of (i) shares of Company Common Stock (including all shares of Company Common Stock issued upon conversion of all preferred stock ($0.01 par value per share) of the Company ("Company Preferred Stock") and upon exercise of any Company Warrant prior to the Closing) and (ii) shares of Company Preferred Stock that have not previously been converted to Company Common Stock, outstanding immediately prior to the Effective Time, shall consist of the consideration in Section 1.5(f) (payable to the Stockholders' Agent) and of shares of the common stock (par value $0.001 per share) of Parent ("Parent Common Stock"), such shares of Parent Common Stock to have such rights as are set forth in the Certificate of Incorporation of Parent and to be issuable solely in accordance with the terms of this Agreement. The Parent Common Stock to be received as consideration pursuant to the Merger by each holder of shares of Company Common Stock (including all shares of Company Common Stock issued upon conversion of all Company Preferred Stock and upon exercise of any Company Warrant prior to the Closing, together with cash in lieu of fractional shares of Parent Common Stock, as specified below) and Company Preferred Stock is referred to herein as the "Merger Consideration."

                  (b) Subject to Sections 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

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                           (i)      each share of Company Common Stock
         (including (x) all shares of Company Common Stock issued upon conversion of all Company Preferred Stock and (y) all shares of Company Common Stock issued upon exercise of any Company Warrant prior to the Closing) and each share of Company Preferred Stock that has not previously been converted to Company Common Stock, outstanding immediately prior to the Effective Time and for which appraisal rights have not been exercised under the Delaware General Corporation Law shall be automatically converted into the right to receive the Applicable Fraction (as defined below) of a share of Parent Common Stock and a cash payment (payable to the Stockholders' Agent) as set forth in Section 1.5(f) below. The "Applicable Fraction" shall be the fraction (rounded to the nearest five decimal points) (A) having a numerator equal to the Merger Consideration Shares (as defined below) and (B) having a denominator equal to the Fully Diluted Number of Company Shares. The number of "Merger Consideration Shares" shall be calculated as follows:

                                    (1)      In the event the Parent Average
         Closing Price (as defined below) shall be less than $27.72550 (the "Lower Collar"), then the number of Merger Consideration Shares shall be equal to 8,799,605;

                                    (2)      In the event the Parent Average
         Closing Price shall be greater than $34.02675 (the "Upper Collar"), then the number of Merger Consideration Shares shall be equal to 7,170,048; and

                                    (3)      In the event the Parent Average
         Closing Price shall be equal to or greater than the Lower Collar and equal to or less than the Upper Collar, then the number of Merger Consideration Shares shall be equal to 243,973,438 divided by the Parent Average Closing Price.

For purposes of this Agreement, "Parent Average Closing Price" means the average of the closing sale price of a share of Parent Common Stock as reported on the Nasdaq National Market for the ten trading days ending on the second trading day immediately preceding the Closing Date (rounded to the nearest hundredth).

                           (ii) each share of the common stock (par value $0.001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation."

2.       A new Section 1.5(f), which shall be as follows, is hereby created:

                  "(f)     In addition to the payment of the Merger
Consideration Shares as provided in Section 1.5(b) above, for each share of Company Common Stock (including (x) all shares of Company Common Stock issued upon conversion of all Company Preferred Stock and (y) all shares of Company Common Stock issued upon exercise of any Company Warrant prior to the Closing) and each share of Company Preferred Stock that has not previously been converted to Company Common Stock, outstanding immediately prior to the Effective Time, Parent shall pay a cash payment equal to the

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sum of Two Hundred Thousand United States Dollars ($200,000.00) multiplied by the Stockholder Fraction. In each case, such payment shall be made to the Stockholders' Agent on behalf of the holder of the applicable share and shall be available to the Stockholders' Agent to fund the activities of the Stockholders' Agent as contemplated by Section 10.1 of this Agreement. The "Stockholder Fraction" shall be the fraction (rounded to the nearest five decimal points) (A) having a numerator equal to the number of shares of Company Common Stock such Person owns (including the number of shares of Company Preferred Stock such Person owns, if such Company Preferred Stock has not been converted to Company Common Stock prior to the Effective Time) and
(B) having a denominator equal to the sum of the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the total number of shares of Company Preferred Stock that are outstanding immediately prior to the Effective Time."

3. The heading for Section 1.8 of the Agreement is hereby amended by deleting the word "Exchange" from the first part thereof and replacing it with the word "Delivery."

4. Section 1.8(a) of the Agreement is hereby deleted in its entirety and replaced by the following provision:

                  (a) At or prior to the Effective Time, Parent shall reserve for exchange in accordance with this Section 1, (i) the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.5 in exchange for outstanding shares of Company Common Stock and Company Preferred Stock and (ii) cash for fractional shares in the amount described in Section 1.8(c). At or after the Effective Time, each former holder of Company Common Stock or Company Preferred Stock that has not retained its appraisal rights and is otherwise entitled to receive shares of Parent Common Stock pursuant to Section 1.5 (a "Merger Stockholder") shall surrender to Parent all certificates formerly representing shares of Company Common Stock and Company Preferred Stock and accompanied by a completed and executed letter of transmittal in a form to be agreed upon by Parent and the Company. As soon as practicable after the expiration of the period during which appraisal rights can be exercised under the Delaware General Corporation Law, Parent shall (i) deliver to each Merger Stockholder a certificate representing 90% of the number of whole shares of Parent Common Stock that such Merger Stockholder has the right to receive pursuant to provisions of Section 1.5 and (ii) deliver to the escrow agent under the Escrow Agreement substantially in the form of Exhibit D hereto (the "Escrow Agreement"), on behalf and in the name of each such Merger Stockholder, a certificate representing 10% of the number of whole shares of Parent Common Stock that such Merger Stockholder has the right to receive pursuant to the provisions of Section 1.5 (the "Escrow Shares"). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnity agreement against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

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5.       Exhibit C to the Agreement (Form of Registration Rights Agreement)
is hereby deleted in its entirety and replaced by a new Form of Registration Rights Agreement attached hereto as EXHIBIT 1.

6. Exhibit D to the Agreement (Form of Escrow Agreement) is hereby deleted in its entirety and replaced by a new Form of Escrow Agreement attached hereto as EXHIBIT 2.

7. Section 10.5 of the Agreement is hereby supplemented to include the following information regarding notices to be sent to the Stockholders' Agent:

                  IF TO THE STOCKHOLDERS' AGENT OR ANY OF THE INDEMNITORS:
                  CO Space Stockholders' Agent LLC
                  c/o John Halsted
                  Beacon Capital Partners
                  One Federal Street, 26th Floor
                  Boston, MA 02110

                  (ph) 617.457.0400
                  (fax) 617.457.0499

8. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

9. The Agreement, as amended hereby, shall remain in full force and effect.

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         The parties hereto have caused this Amendment No. 1 To Agreement and
Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

                                              INTERNAP NETWORK SERVICES
                                               CORPORATION,
                                               a Washington corporation

                                              By: /s/ Anthony C. Naughton
                                                 ------------------------------
                                              Name: Anthony C. Naughton
                                                   ----------------------------
                                              Title: Chief Executive Officer
                                                      and President
                                                    ---------------------------


                                              COWBOY ACQUISITION CORP.,
                                               a Delaware corporation

                                              By: /s/ Paul E McBride
                                                 ------------------------------
                                              Name: Paul E McBride
                                                  -----------------------------
                                              Title: President and Chief
                                                      Financial Officer
                                                    ---------------------------


                                              CO SPACE, INC.,
                                               a Delaware corporation

                                              By: /s/ G. Gabriel Cole
                                                 ------------------------------
                                              Name: G. Gabriel Cole
                                                  -----------------------------
                                              Title: President
                                                    ---------------------------


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                                    EXHIBIT 1

                      FORM OF REGISTRATION RIGHTS AGREEMENT


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                                    EXHIBIT 2

                            FORM OF ESCROW AGREEMENT


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